Exhibit 99

Contacts: George E. McHenry Russell G. Allen	(512) 777-3800 (512) 777-3800

Hanger Reports Second Quarter 2014 Financial Results

Austin, Texas, August 7, 2014 /PRNewswire/ —

•                  3.0% Net Sales Growth

•                  Adjusted Diluted EPS of $0.40

•                  Diluted EPS of $0.35

Hanger, Inc. (NYSE:HGR) today announced its preliminary financial results for the second quarter 2014.  Net sales were $275.9 million for the quarter ended June 30, 2014, an increase of $8.1 million from net sales of $267.8 million for the second quarter of 2013. Adjusted diluted earnings per share were $0.40 for the second quarter of 2014, compared to second quarter 2013 adjusted diluted earnings per share of $0.52.  Adjusted EPS excludes non-recurring tax costs, costs related to acquisitions, debt issuance costs associated with the June 2013 refinancing of the Company’s bank credit facilities, severance costs related to a reduction in force, costs related to executive management changes and costs related to the implementation of the Company’s new clinic management system (which the Company refers to as “Janus”).  Diluted earnings per share were $0.35 for the second quarter of 2014 compared to $0.40 for the same period of 2013.

The net sales increase of $8.1 million, or 3.0%, for the second quarter was the result of a $6.8 million, or 3.0%, increase in the Patient Care segment, and a $1.3 million, or 3.1%, increase in the Products & Services segment. The $6.8 million increase in Patient Care segment sales was comprised primarily of a $10.6 million increase in sales from acquisitions, partially offset by a $3.2 million, or 1.5%, decline in same center sales. The Company attributes the reduction in same center sales largely to a slow-down in prosthetic patient flow driven by a slowdown in authorizations from payors and postponement of discretionary spending decisions by patients, and a slowdown in payments, which requires increased accounts receivable reserves and lowers net sales.

Income from operations for the quarter ended June 30, 2014 was $26.4 million, compared to $36.6 million in the prior year. Adjusted income from operations for the second quarter, which excludes non-recurring tax costs, costs related to acquisitions, severance costs related to a reduction in force, costs related to executive management changes and the implementation of Janus, was $28.9 million, compared to $43.7 million in the prior year. The decline in adjusted income from operations was driven principally by the decline in same center sales in the Patient Care segment, continued losses in the Company’s post-injury O&P patient services business (Dosteon) and investments the Company has made in its finance and revenue cycle management operations to improve processes and controls.

Net sales for the six months ended June 30, 2014 increased $14.4 million, or 2.9%, to $511.5 million from $497.1 million in 2013.  The sales increase was driven primarily by a $13.4 million increase in the Patient Care segment, which consisted of a $20.6 million increase from acquired O&P entities partially offset by a decline in same-center sales of $6.1 million, or 1.5%, and an increase of $1.0 million, or 1.2%, in the Products & Services segment.  Diluted earnings per share were $0.52 for the first six months of 2014 compared to $0.67 for the same period of 2013.  Adjusted diluted earnings per share, which excludes costs related to acquisitions, the implementation of Janus, and debt issuance cost associated with the June 2013 refinancing of the Company’s bank credit facilities, was $0.59 for the first six months of 2014 compared to adjusted diluted earnings per share of $0.80 for the first six months of 2013.

For the six months ended June 30, 2014, the Company reported a $7.5 million net outflow of cash from operations, compared to a $27.6 million cash inflow from operations for the same period in 2013. The reduction in cash flow from operations compared to the previous year is primarily a result of lower net income and $46.7 million of increased working capital.  The increase in working capital was primarily due to an increase in accounts receivable and inventory balances. The increase in accounts receivable included the impact of increased Medicare audits, which caused the Company’s Medicare receivables over 120 days old to increase by $14.0 million year-over—year.  Accounts receivable was also impacted by the roll out of the Company’s Janus system, which impacted receivable collection efforts in patient care centers as employees were trained and adapted to the new workflow associated with the system. Inventory balances increased as work in process grew due to a combination of the impact of acquisitions and a slowdown in the payor authorization process, which has increased the average length of time it take to deliver a patients device.  As of June 30, 2014 the Company had $111.3 million in total liquidity, including $4.9 million of cash and $106.4 million available under its revolving credit facility, net of $90.0 million of borrowings and $3.6 million in letters of credit.  The Company’s leverage ratio, as defined in its credit facilities, was 3.1 times as of June 30, 2014.

“We are clearly disappointed with our second quarter results and are revising our outlook for the year” commented Vinit Asar, President and Chief Executive Officer. “The continuing pressure on authorizations, collections and patient flow has had a significant impact on our top and bottom line to date, and will continue to pressure our earnings growth at least through the remainder of this year. We have already begun meeting these challenges head-on by increasing our focus on business development and implementing cost reductions, including a reduction in force, and the rationalization of certain investments and other cost-savings measures. While this is certainly a difficult environment today, we remain confident that the fundamental growth prospects of our market and our strategy and execution capabilities will deliver significant long-term returns for our shareholders.”  Mr. Asar continued, “Over the past two quarters we’ve been carefully evaluating the results of our Dosteon and CARES businesses and have determined that parts of these businesses may not provide strategic long-term value.  We are in the process of evaluating restructuring alternatives for these businesses.”

The Company lowered its 2014 full-year adjusted diluted EPS guidance to a range of between $1.60 and $1.70.  Based on the results of the second quarter, the Company now believes that the conditions that resulted in lower same-center sales in the second quarter will continue to impact its sales and operations for the remainder of 2014, resulting in lower sales and earnings projections for the year. The Company now expects that same center sales for the second half of 2014 will be flat to down 2%. Consequently, the Company is revising its same center sales for the full year to a range of a decline of 1% to 2%.   The reduction in earnings projections principally reflects lower same center sales in the Patient Care segment, and to a lesser degree the impact on sales and collections of the Janus roll-out, costs incurred to remediate the Company’s previously reported material weaknesses and investments the Company is making in its processes and control environment. The Company lowered 2014 full-year net sales guidance to a range of between $1.050 and $1.080 billion. The expectation of negative same center sales will be partially offset by additional acquisitions which will drive incremental revenues for the remainder of the year, but will not provide significant earnings over that period due to their initial integration costs. Reflecting the lower than expected first half results, the impact of the reimbursement environment on working capital, the Company has adjusted its expectation of 2014 cash flow from operations to a range of between $40 and $50 million.  The Company now anticipates acquiring O&P operations in 2014 with annualized net sales of between $50 and $60 million, and plans to invest between $40 and $50 million in capital additions during the year.  The Company’s previous full-year 2014 guidance issued on May 5, 2014 was to achieve revenues of $1.100 to $1.120 billion, adjusted diluted EPS of $2.01 and $2.11, patient care same center sales of 2% to 4%, and cash flow from operations of $80 to $90 million.  The potential impact of any restructuring of the Company’s Dosteon or CARES businesses is not included in the Company’s 2014 guidance.

A conference call to discuss the Company’s second quarter 2014 results is scheduled to begin at 9:00 a.m., ET, on Friday, August 8th, 2014. Those wishing to participate should call 1-877-662-6095. A replay will be available until Monday, August 18, 2014 by dialing 1-855-859-2056 and referencing Conference ID # 44683027.

About Hanger, Inc. — Built on the legacy of James Edward Hanger, the first amputee of the American Civil War, Hanger, Inc. (NYSE: HGR) delivers orthotic and prosthetic (O&P) patient care, and distributes O&P products and rehabilitative solutions to the broader market.  Hanger’s Patient Care segment is the largest owner and operator of O&P patient care clinics with in excess of 760 locations nationwide.  Through its Products & Services segment, Hanger distributes branded and private label O&P devices, products and components, and provides rehabilitative solutions. Steeped in over 150 years of clinical excellence and innovation, Hanger’s vision is to be the partner of choice for products and services that enhance human physical capability.  For more information on Hanger, visit www.hanger.com and follow us at www.Facebook.com/HangerNews, www.Twitter.com/HangerNews, and www.YouTube.com/HangerNews.

This document contains forward-looking statements relating to the Company’s results of operations.  The United States Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for certain forward-looking statements.  Statements relating to future results of operations in this document reflect the current views of management.  However, various risks, uncertainties and contingencies could cause actual results or performance to differ materially from those expressed in, or implied by, these statements, including the Company’s ability to enter into and derive benefits from managed care contracts, the demand for the Company’s orthotic and prosthetic services and products, the impact of reviews, audits and investigations conducted from time to time by governmental agencies, and the other factors identified in Item 1A, “Risk Factors” in the Company’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission under the Securities Exchange Act of 1934.  The Company disclaims any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Hanger, Inc.

(in thousands, except for share and per share amounts)

(Unaudited)

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2014	2013	2014	2013
Income Statement:
Net sales	$275,854	$267,798	$511,459	$497,148
Material costs	84,244	79,446	151,589	147,184
Personnel costs	101,964	93,176	198,395	183,129
Other operating expenses	51,120	49,022	96,721	88,680
Depreciation and amortization	12,134	9,510	22,332	18,795
Income from operations	26,392	36,644	42,422	59,360
Interest expense	6,201	7,708	12,299	15,485
Extinguishment of Debt	—	6,645	—	6,645
Income before taxes	20,191	22,291	30,123	37,230
Provision for income taxes	7,572	8,212	11,507	13,661
Net income	$12,619	$14,079	$18,616	$23,569

Basic Per Common Share Data:
Net income	$0.36	$0.40	$0.53	$0.68
Shares used to compute basic per share amounts	35,469,769	34,849,659	35,319,944	34,724,077

Diluted Per Common Share Data:
Net income	$0.35	$0.40	$0.52	$0.67
Shares used to compute diluted per share amounts	35,591,764	35,307,697	35,470,170	35,225,871

Reconciliation of GAAP financial measures to Non-GAAP financial measures:

Income from operations	$26,392	$36,644	$42,422	$59,360
Acquisition expenses	355	179	583	252
Janus expenses	893	202	1,455	587
RIF - Severance	601	—	601	—
Sr. Mgmt Changes	675	—	675	—
Extinguishment of Debt	—	6,645	—	6,645
Adjusted Income from operations	$28,916	$43,670	$45,736	$66,844

Net income	$12,619	$14,079	$18,616	$23,569
Acquisition expenses	355	179	583	252
Janus expenses	893	202	1,455	587
RIF - Severance	601	—	601	—
Sr. Mgmt Changes	675	—	675	—
Extinguishment of Debt	—	6,645	—	6,645
Tax effect of adjustments	(946)	(2,586)	(1,239)	(2,747)
Non-recurring tax benefit (cost)	8	—	248	—
Adjusted net income	$14,205	$18,519	$20,939	$28,306

Adjusted net income per diluted share	$0.40	$0.52	$0.59	$0.80

	Three Months Ended		Six Month Ended
	June 30,		June 30,
	2014	2013	2014	2013
Income Statement as a % of Net Sales:
Net sales	100.0%	100.0%	100.0%	100.0%
Material costs	30.5%	29.7%	29.6%	29.6%
Personnel costs	37.0%	34.8%	38.8%	36.9%
Other operating expenses	18.5%	18.3%	18.9%	17.8%
Depreciation and amortization	4.4%	3.5%	4.4%	3.8%
Income from operations	9.6%	13.7%	8.3%	11.9%
Interest expense	2.3%	2.9%	2.4%	3.1%
Extinguishment of Debt	0.0%	2.5%	0.0%	1.3%
Income before taxes	7.2%	8.3%	5.9%	7.5%
Provision for income taxes	2.7%	3.0%	2.2%	2.8%
Net income	4.6%	5.3%	3.6%	4.7%

Adjusted income from operations	10.5%	16.3%	8.9%	13.4%
Adjusted net income	5.1%	6.9%	4.1%	5.7%

Hanger, Inc.

(in thousands, except for statistical data)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Cash Flow Data:
Cash flow provided by operations	$2,476	$25,451	$(7,485)	$27,644
Capital expenditures	$12,825	$12,679	$21,686	$18,045
Increase/(decrease) in cash and cash equivalents	$(50,722)	$(9,299)	$(4,958)	$(13,445)

	June 30, 2014	December 31, 2013
Balance Sheet Data:
Cash and cash equivalents	$4,902	$9,860
Days Sales Outstanding (DSO’s) *	72	65
Working Capital	$313,817	$267,085
Total Debt	$539,889	$468,259
Shareholders’ Equity	$607,312	$580,220

*excludes acquired accounts receivable balances

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Revenue Mix:
Patient Care	84.1%	84.1%	83.6%	83.3%
Products & Services	15.9%	15.9%	16.4%	16.7%

Patient Care Payor Mix:
Commercial and other	57.8%	58.6%	59.3%	59.0%
Medicare	29.4%	29.7%	28.5%	29.4%
Medicaid	6.1%	5.4%	5.6%	5.3%
VA	6.7%	6.3%	6.6%	6.4%

Management relies on the non-GAAP items as the primary measures to review and assess operating performance and management teams. The Company believes it is useful to investors to provide disclosures of its operating results on the same basis as that used by management.  Management and investors also review the non-GAAP items to evaluate the Company’s overall performance and to compare its current operating results with corresponding periods and with other companies in the health care industry. You should not consider the non-GAAP items in isolation or as a substitute for net income, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Because the non-GAAP items are not measures of financial performance under accounting principles generally accepted in the United States and are susceptible to varying calculations, they may not be comparable to similarly titled measures of other companies.  Adjusted net income, Adjusted income from operations, and Adjusted net income per diluted share are the non-GAAP financial measures.